FREE WRITING PROSPECTUS

Filed by Liberty Latin America Ltd.

Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement on Form S-3: No. 333-248700

The following were communications between Liberty Latin America Ltd. (the “Company”) and its participants in the Company’s 401(k) Savings Plan and the Equity Incentive Plan. These communications are being filed because they contain statements relating to a rights offering being conducted by the Company.

1. Participants under the Company’s 401(k) Savings Plan.

INSTRUCTIONS FOR PARTICIPANTS IN THE LIBERTY LATIN AMERICA 401(k) SAVINGS PLAN

Important Information on the Liberty Latin America Ltd. Rights Offering

The following questions and answers have been developed to provide participants and other account holders (such as former spouses and beneficiaries) in the Liberty Latin America 401(k) Savings Plan (the “401(k) Plan”) with important information regarding a rights offering (the “Rights Offering”) by Liberty Latin America Ltd. (“LLA” or the “Company”). Because the 401(k) Plan allows for investment in common shares of the Company (“Common Shares”), 401(k) Plan participants and other account holders who held such Common Shares in their accounts under the 401(k) Plan as of 5:00 p.m., New York City time on September 8, 2020, are eligible to participate in the Rights Offering along with all other shareholders of the Company. A detailed description of the Rights Offering is provided in the accompanying “prospectus” dated September 10, 2020 (the “Offering Prospectus”) and available here: https://www.sec.gov/Archives/edgar/data/1712184/000119312520242558/d97410ds3asr.htm.

The following questions and answers are focused specifically on 401(k) Plan participants and the procedures for participation in the Rights Offering through the 401(k) Plan. To obtain a complete understanding of the Rights Offering and the procedures to participate in the Rights Offering through the 401(k) Plan, we encourage you to read both the Offering Prospectus and the following questions and answers.

1. What is the Rights Offering?

As you may have heard by now, the Company is making what is known as a Rights Offering to its current shareholders. Basically, the rights offering gives shareholders the right to buy additional Class C Common Shares at a fixed price (the “Subscription Rights”). Our Rights Offering allows anyone holding the Company’s Class A, B or C Common Shares at 5:00 p.m., New York City time, on September 8, 2020 (the “Record Date” for the Rights Offering) to purchase additional Class C Common Shares at $7.14 per share (the “Subscription Price”), which we hope will be a discount below our Class C Common Share’s market price on the expiration date of the Rights Offering. Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., New York City time, on September 25, 2020, unless the Company elects in its sole discretion to extend the period of the Rights Offering beyond this date or to cancel the Rights Offering earlier. These subscription rights will also be a tradeable security, with the ticker: LILAR.

Note that while the Rights Offering Period is formally open through September 25, 2020, the deadline to instruct the Trustee to exercise or sell your rights is 4pm New York City time on September 21, 2020. Additionally, while the Rights Offering period formally commences on September 11, 2020, the Subscription Rights will not be accessible to Fidelity Management Trust Company (the “Trustee”) for exercise or sale until on or near September 15, 2020. The Subscription Rights will not appear in your account summary on the Fidelity website.

2. Can I participate in the Rights Offering?

If you are a participant (or other account holder) in the 401(k) Plan and, as of the Record Date, you held Common Shares in your 401(k) Plan account, you are entitled to participate in the Rights Offering by directing the Trustee to exercise your Subscription Rights on your behalf. Your rights under the Rights Offering with respect to the Company Common Shares you hold in the 401(k) Plan are separate and apart from the rights you have, if any, with respect to any Company Common Shares you hold outside of the 401(k) Plan.

There are three courses of action available to you regarding the Subscription Rights in your 401(k) Plan Account:

1)	Exercise some or all of your Subscription Rights to purchase additional Class C Company Common Shares for your 401(k) Plan account

2)	Sell your Subscription Rights no later than the September 21, 2020 deadline

3)	Take no action by the September 21, 2020 deadline and the Trustee will automatically sell your Subscription Rights on your behalf.

Each of these options is discussed further in this document.

3. Will I also receive Subscription Rights for the Common Shares that I own outside the 401(k) Plan?

Yes. You will also receive Subscription Rights for Common Shares that you held outside of the 401(k) Plan as of the Record Date. You will receive separate instructions for exercising the Subscription Rights issued with respect to the Common Shares that you own outside the 401(k) Plan as of the Record Date. This document only describes the procedures for exercising the Subscription Rights issued on the Common Shares that you held in your 401(k) Plan account as of the Record Date.

4. What if I have elected to receive a distribution of my 401(k) Plan account before I receive the Subscription Rights Election Form described below?

If you received a distribution of your 401(k) Plan account between the Record Date of our Rights Offering and the start of the Rights Offering, your Subscription Rights will be sent to the same address that you directed to have your 401(k) Plan account distribution sent. In other words, the Subscription Rights will not be processed through the 401(k) Plan. Please note that Subscription Rights may not be distributed from the 401(k) Plan and, if you elect to receive a distribution from the 401(k) Plan after the start of the Rights Offering, your Subscription Rights will remain in the 401(k) Plan. Accordingly, please consider the timing of any requests for distributions from the 401(k) Plan and the effect a distribution will have on your ability to exercise your Subscription Rights.

5. How many Class C Common Shares will I be able to purchase in the Rights Offering through the 401(k) Plan?

As described in the Offering Prospectus, for each Class A, Class B or Class C Common Share that you own as of the Record Date of September 8, 2020, including those you held in your 401(k) Plan account, you (or with respect to the Common Shares held in your 401(k) Plan account as of the Record Date, your 401(k) Plan account) will receive, at no charge, 0.2690 Subscription Rights. The total number of Subscription Rights issued to you will be rounded up to the next whole number.

Each whole Subscription Right will entitle you to a “Basic Subscription Privilege” in which you may purchase one Class C Common Share at a Subscription Price equal to $7.14 per full share. For example, if you held 100 Common Shares in your 401(k) Plan account as of the Record Date, you would receive 27 Subscription Rights (rounded up from 26.90 Subscription Rights) and would have the Basic Subscription Privilege to purchase 27 Class C Common Shares for $7.14 per full share. You may also elect to purchase less than the full amount of shares that you are entitled to. If you choose to exercise your Basic Subscription Privilege, you may purchase only a whole number of shares. Any fractional shares are rounded up to the next whole share.

6. Can I exercise my Over-Subscription Privilege through the 401(k) Plan?

The Subscription Rights generally involve two separate privileges: the Basic Subscription Privilege described above and the “Over-Subscription Privilege”. The Over-Prescription Privilege would permit you to purchase shares in excess of your Basic Subscription Privilege at the discounted price, if you elect to exercise your Basic Subscription Privilege in full.

However, you may not exercise any Over-Subscription Privileges through the 401(k) Plan. You may only purchase the shares permitted through your Basic Subscription Privilege described above. If you hold Company Common Shares through another brokerage firm outside of the 401(k) Plan and you wish to exercise your Over-Subscription Privilege, you should contact that brokerage firm for more information.

7. Can I sell my Subscription Rights or transfer them to someone else?

If you do not wish to exercise some or all of your Subscription Rights to purchase additional Class C Common Shares, you may direct the Trustee to sell some or all of your Subscription Rights, as described in more detail in Question and Answer 9 below. You may receive cash proceeds into your 401(k) Plan account for any Subscription Rights that you direct the Trustee to sell.

However, you may not receive a distribution of Subscription Rights from the 401(k) Plan or transfer them to any other person, except by directing the Trustee to sell the Subscription Rights.

8. What happens if I do not exercise or sell my Subscription Rights?

If you do not direct the Trustee to exercise or sell your Subscription Rights under the Rights Offering by 4:00 p.m., New York City time, on September 21, 2020, your Subscription Rights will be sold on your behalf prior to the end of the Rights Offering. Any proceeds received from the automatic sale of your Subscription Rights will be invested in your 401(k) Plan account in the Qualified Default Investment Alternative.

If you do not exercise your Subscription Rights to purchase additional Class C Common Shares and the Rights Offering is completed, the number of Common Shares in your 401(k) account will not change. But, due to the fact that Class C Common Shares will be purchased by other shareholders in the Rights Offering, your percentage ownership of the total outstanding Company Common Shares will decrease.

9. How can I exercise my Subscription Rights issued on the Common Shares in the 401(k) Plan?

In order to exercise your Subscription Rights, you must direct Fidelity as the Trustee to exercise the Subscription Rights on your behalf. You will do this by calling Fidelity at (800) 421-3844 to communicate the number of Subscription Rights you wish to exercise, by 4:00 p.m., New York City time, on September 21, 2020. If you do not contact Fidelity at (800) 421-3844 by that time, you will not be permitted to exercise your Subscription Rights that the 401(k) Plan holds on your behalf and instead your Subscription Rights will be sold by the Trustee prior to the end of the Rights Offering (as described in more detail in the next Question and Answer).

The purchase of additional Class C Common Shares through exercise of your Subscription Rights will be funded by a pro rata exchange of your 401(k) Plan investments, other than single stock investments. For example, if you have Subscription Rights entitling you to purchase 20 shares and you would like to exercise them all, the Trustee will exchange $142.80 worth of investments from each fund in which your 401(k) Plan account is invested, excluding single stock funds like the Company Common Stock fund and place the proceeds in the a money market fund until the funds are used to purchase Class C Common Shares.

Please note: If the value of the non-single stock investment in your 401(k) Plan account is less than the total purchase price, then the Trustee will place a partial order on your behalf for only the number of whole shares that can be acquired with the funds that are available.

Additionally, you should understand that, while the money market fund which will hold the funds pending the purchase of additional shares is intended to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the fund. Accordingly, while the Trustee will exchange from your other investments to the money market fund the exact amount of money needed to purchase the Common Shares for which you have directed the Trustee to exercise Subscription Rights, if the value of the money market fund is not sufficient to pay the entire purchase price of the Subscription Rights that you have elected to exercise, then the Trustee will place a partial order on your behalf for only the number of whole shares that can be acquired with the funds that are available.

10. How can I sell my Subscription Rights issued on the Common Shares in the 401(k) Plan?

The price that the Trustee will be able to receive for the sale of Subscription Rights will fluctuate during the Rights Offering period, and none of the Company, the 401(k) Plan or the Trustee can guarantee that you will receive a particular price, or any proceeds at all, for the sale of your Subscription Rights.

The Trustee will sell any Subscription Rights for which it has not received a direction to exercise or sell by 4:00 p.m., New York City time, on September 21, 2020. This “auto-sell” by the Trustee will occur at some point during the period of September 22, 2020 through September 24, 2020.

If you would like to direct the Trustee to sell your Subscription Rights earlier than the “auto-sell” near the end of the Rights Offering period, you must contact Fidelity at (800) 421-3844 to direct Fidelity as the Trustee to sell your Subscription Rights. The deadline to do so is 4:00 p.m., New York City time, on September 21, 2020.

11. May I exercise my Subscription Rights if I am not fully vested in my 401(k) Plan account?

Yes. Even if you are not fully vested in your 401(k) Plan benefits, you may exercise any or all of your Subscription Rights.

12. What is the deadline for directing the Trustee to exercise or sell my Subscription Rights?

You must contact Fidelity at (800) 421-3844 no later than 4:00 p.m., New York City time, on September 21, 2020. If you miss this deadline, you cannot participate in the Rights Offering with respect to the Common Shares that you held as of the Record Date in your 401(k) Plan account, and your Subscription Rights will be sold by the Trustee prior to the end of the Rights Offering period (as described in more detail in Question and Answer 10).

13. Why is the deadline for participants and other account holders in the 401(k) Plan earlier than the regular deadline under the Rights Offering?

The deadline for exercising your Subscription Rights with respect to the Common Shares held in your 401(k) Plan account is earlier than the deadline that you have with respect to the exercise of any Subscription Rights you may have relating to Common Shares outside of the 401(k) Plan.

The reason for this is that Common Shares in the 401(k) Plan as well as the other investments of the 401(k) plan are held in trust by Fidelity, the trustee for the 401(k) plan. This means you cannot exercise your Subscription Rights directly. Instead, the 401(k) Plan exercises your rights on your behalf. This requires coordination among the parties responsible for administering the 401(k) Plan, plan asset custody and recordkeeping. As a result, additional processing time is needed.

14. Can I provide Fidelity with directions regarding my Subscription Rights online?

You cannot direct the Trustee to exercise or sell your Subscription Rights through the Fidelity website. It is important to understand that the Subscription Rights will not be visible on the Fidelity website.

You must call Fidelity at (800) 421-3844 in order to provide direction to the Trustee directly to exercise or sell your Subscription Rights.

15. Will there be a “freeze” on my account during the Rights Offering?

No. You are free to move between investment funds at any time during the Rights Offering; provided, however, that we expect there to be a delay between the expiration date of the Rights Offering, and the date the shares purchased in the subscription, and any proceeds received from the sale of Subscription Rights, are credited to your account. We estimate all this will take 5 to 10 business days after the Rights Offering expires. When the Common Shares are delivered to your 401(k) account, we will post it on the 401(k) Plan’s website at www.401k.com.

During the time between the expiration date and the settlement date—expected to be 5 to 10 business days later—you will not be able to move any new Common Shares out of the Company Stock Fund, or take loans or other distributions with respect to those new shares from that fund. Please note that all Company shareholders will be subject to a similar 5 to 10 business day delay between the expiration date and the settlement date.

16. Can I use money that I have outside of the 401(k) Plan to pay for the shares I am acquiring through the 401(k) Plan?

No. The shares that may be acquired by your 401(k) Plan account can only be paid for with money held in your 401(k) Plan account. Also, you may not lend money to your 401(k) Plan account for purposes of the Rights Offering.

17. Can I have the shares I am acquiring through the 401(k) Plan delivered to me personally instead of being credited to my 401(k) Plan account?

No. The Common Shares that you are acquiring pursuant to our Rights Offering through your 401(k) Plan account can only be credited to your 401(k) Plan account.

18. What happens if the price of Class C Common Shares goes down after I make my election?

If the price of the Class C Common Shares, at the time that the Trustee would otherwise place the purchase order, is equal to or greater than $7.14 per share, the trustee will proceed to place the order to purchase shares for the 401(k) Plan under the Rights Offering. However, if the Subscription Price of $7.14 exceeds the price of the Class C Common Shares, at the time that the Trustee would otherwise place the purchase order, the trustee will not place the order for anyone in the 401(k) Plan and none of the Subscription Rights held by the 401(k) Plan will be exercised.

You can log on to the 401(k) Plan’s website at www.401k.com to see if Subscription Rights were exercised by the 401(k) Plan. If you need assistance accessing your account, please contact Fidelity at (800) 421-3844 (toll-free).

If the trustee does not place the order to acquire Class C Common Shares for the 401(k) Plan under the Rights Offering, the money that was taken out of your current 401(k) Plan account investments to cover your subscription in the Rights Offering will be credited back to the investment alternatives from which the amounts were exchanged in your 401(k) Plan account following the expiration of the Rights Offering.

19. Can I change my mind after contacting Fidelity to exercise or sell my Subscription Rights?

No. Once you have given Fidelity a direction to exercise or sell your Subscription Rights, you cannot revoke it. Your election to purchase Common Shares in the Rights Offering will proceed, unless (A) the Subscription Rights held by the 401(k) Plan are not exercised because the Subscription Price exceeds the price of the Class C Common Shares at the time that the Trustee would otherwise place the purchase order or (B) the value of the non-single stock investments in your 401(k) Plan account is not equal to at least 50% of the purchase price of the Class C Common Shares that you have elected to purchase in our Rights Offering (in which case no subscription rights will be exercised).

20. If the order is placed, how soon will it be before I see the Common Shares credited to my 401(k) Plan account?

It will take some time to complete all the paperwork after the Rights Offering ends, acquire the Common Shares and then allocate them to the proper accounts in the 401(k) Plan. We expect it will take at least 10 to 15 business days after the expiration date for our Rights Offering before the Common Shares that you elected to have purchased by your 401(k) Plan account (assuming that the other conditions for exercising were met) is credited to your 401(k) Plan account.

21. Should I elect to exercise my Subscription Rights?

That is a question you’ll have to answer for yourself, preferably with the help of your financial advisor. Neither the Company nor Fidelity can give you any advice or make any recommendation as to whether you should exercise your rights under the Rights Offering. It is very important that you review and consider the appropriateness of your current investments. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You need to make up your own mind as to how investing in the shares of one company—Liberty Latin America Ltd.—fits into your overall investment portfolio. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. You should carefully consider the risk factors discussed in the Offering Prospectus before you make your decision to exercise your rights under the Rights Offering.

22. Are there any legal approvals required for the Rights Offering?

Yes. Although you are receiving rights under the Rights Offering for the Common Shares you hold in the 401(k) Plan, the 401(k) Plan may not be permitted to acquire, hold or dispose of rights under a rights offering without an exemption from the United States Department of Labor. We will submit a request to the Department of Labor that an exemption be granted on a retroactive basis so that you may receive your rights with respect to the Common Shares you hold in the 401(k) Plan. However, if the Department of Labor denies our exemption request, your rights under the Rights Offering with respect to the Common Shares you hold in the 401(k) Plan will be revoked, and you will be unable to participate in the Rights Offering.

23. What If I Have Additional Questions?

If you have any questions about the Rights Offering, please contact our information agent, Innisfree M&A Incorporated, by calling (877) 750-8312 (toll free).

If you have any questions about your 401(k) Plan account, please call Fidelity, at (800) 421-3844 (toll-free).

Remember, this document provides only a summary of the Rights Offering. It has been prepared for your convenience to give you a quick overview. The full details are set out in the Offering Prospectus that has been provided to you along with this document. If you need another copy of the Offering Prospectus, please call our information agent at the numbers above to obtain a copy.

This communication does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The Rights Offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. You should carefully read the Offering Prospectus before making any decisions with respect to the Class C Rights.

2. Participants under the Company’s Equity Incentive Plan.

INSTRUCTIONS FOR PARTICIPANTS OF THE LIBERTY LATIN AMERICA EQUITY INCENTIVE PLAN

Important Information on the Liberty Latin America Ltd. Rights Offering

The following questions and answers have been developed to provide participants with important information regarding a rights offering (the “Rights Offering”) by Liberty Latin America Ltd. (“LLA” or the “Company”). Because you have previously received LLA common shares in settlement of an incentive plan award through the UBS OneSource platform, you are receiving this information. Individuals holding LLA common shares in their UBS OneSource accounts as of 5:00 p.m., New York City time on September 8, 2020, are eligible to participate in the Rights Offering along with all other shareholders of the Company. A detailed description of the Rights Offering is provided in the accompanying “prospectus” dated September 10, 2020 (the “Offering Prospectus”) and available here: https://www.sec.gov/Archives/edgar/data/1712184/000119312520242558/d97410ds3asr.htm.

The following questions and answers are focused specifically on procedures for participation in the Rights Offering through the UBS One Source platform. To obtain a complete understanding of the Rights Offering and the procedures to participate in the Rights Offering through UBS, we encourage you to read both the Offering Prospectus and the following questions and answers.

1. What is the Rights Offering?

As you may have heard by now, the Company is making what is known as a Rights Offering to its current shareholders. The Rights Offering gives shareholders the right to buy additional Class C Common Shares at a fixed price (the “Subscription Rights”). Our Rights Offering allows anyone holding the Company’s Class A, B or C Common Shares at 5:00 p.m., New York City time, on September 8, 2020 (the “Record Date” for the Rights Offering) to purchase additional Class C Common Shares at $7.14 per share (the “Subscription Price”), which we hope will be a discount below our Class C Common Share’s market price on the expiration date of the Rights Offering. Subscription Rights will expire if not exercised earlier, at 5:00 p.m., New York City time, on September 25, 2020, unless the Company elects in its sole discretion to extend the period of the Rights Offering beyond this date or to cancel the Rights Offering earlier. The Subscription Rights will trade using the ticker: LILAR.

Note that while the rights offering period is formally open on September 11, 2020 and is open through September 25, 2020, the visibility of the Rights to UBS will not be until on or near September

15, 2020, with the deadline to instruct UBS to exercise or sell your rights being 2pm Eastern Standard Time (EST) on Wednesday, September 23, 2020. Additionally, the rights will not be visible through the UBS One Source website – you will be required to call into the UBS Advisor’s office to exercise or sell your Subscription Rights.

There are three courses of action that can be taken for a Rights Offering (each option is discussed further in this document):

1)

Exercise some or all of your rights (choosing to purchase additional Class C Common Shares, at a discount). This will require you to fund the purchase by transfer cash to UBS to purchase the shares on your behalf.

2)	Sell your rights by providing UBS instructions to sell no later than 2pm EST on September 23, 2020 deadline; this may provide you with cash proceeds to your UBS account.

3)	Do nothing. If you do not provide direction to UBS by 2pm EST on September 23, 2020, your rights will expire. If there is value associated with the Subscription Right, you will lose this value.

2. How many Class C Common Shares will I be able to purchase in the Rights Offering through UBS?

As described in the Offering Prospectus, for each Class A, Class B or Class C Common Share that you own as of the Record Date of September 8, 2020, including those you held in your UBS account, you will receive, at no charge, 0.2690 Subscription Rights. The total number of Subscription Rights issued to you will be rounded up to the next whole number.

Your Subscription Rights give you two separate privileges: your “Basic Subscription Privilege” and your “Over-Subscription Privilege”.

Each Subscription Right will entitle you to a Basic Subscription Privilege in which you may purchase one Class C Common Share at a Subscription Price equal to $7.14 per full share. For example, if you held 100 Common Shares in your UBS account as of the Record Date, you would receive 27 Subscription Rights (rounded up from 26.90 Subscription Rights) and would have the Basic Subscription Privilege to purchase 27 Class C Common Shares. If you choose to subscribe to all 27 rights, you would need to transfer $192.78 (27 x $7.14) to UBS. Upon calling into the UBS Advisor’s office with your request to exercise your rights, they will share the information necessary to transfer cash to your account. You may also elect to purchase fewer than the full amount of shares that you are entitled to, but only in a whole number of shares.

Over-Subscription Privilege: If you elect to exercise your Basic Subscription Privilege in full, you also receive an Over-Subscription Privilege. This privilege gives you the opportunity to purchase any number of additional shares at the $7.14 per share Subscription Price (subject to the Company’s right to reject in whole or in part any over-subscription request). In order to exercise your Over-Subscription Privilege, you will need to provide UBS with funds for the full purchase price of all shares you wish to purchase.

3. Can I sell my Subscription Rights or transfer them to someone else?

If you do not wish to exercise some or all of your Subscription Rights to purchase additional Class C Common Shares, you may direct UBS to sell some or all of your Subscription Rights, as described in more detail in Question and Answer 8 below. You may receive cash proceeds into your UBS account for any Subscription Rights that you direct them to sell.

4. What happens if I do not exercise or sell my Subscription Rights?

If you do not direct UBS to exercise or sell your Subscription Rights under the Rights Offering by the deadline of 2pm EST, September 23, 2020, your Subscription Rights will expire for no value.

If you do not exercise your Subscription Rights to purchase additional Class C Common Shares and the Rights Offering is completed, the number of Common Shares in your UBS account will not change. But, due to the fact that Class C Common Shares will be purchased by other shareholders in the Rights Offering, your percentage ownership of the total outstanding Company Common Shares will decrease.

5. How can I exercise my Subscription Rights issued on the Common Shares in my UBS account?

In order to exercise your Subscription Rights, you must direct UBS to exercise the Subscription Rights on your behalf. You will do this by calling the UBS Advisor’s office at 415-954-5959 between 8:30am and 5:00pm EST to communicate the number of Subscription Rights you wish to exercise, by 2:00 p.m., New York City time, on September 23, 2020. If you do not contact UBS at 415-954-5959 by that time, you will not be permitted to exercise your Subscription Rights.

The purchase of additional Class C Common Shares through exercise of your Subscription Rights will need to be funded with a cash transfer to UBS via wire or ACH. You must make arrangements with UBS to transfer the required funds when you contact them by phone to exercise your Subscription Rights.

6. How can I sell my Subscription Rights issued on the Common Shares in my UBS account?

If you would like to direct UBS to sell your Subscription Rights, you must call the UBS Advisor’s office at 415-954-5959 between 8:30am and 5:00pm EST to communicate the number of Subscription Rights you wish to exercise by 2:00 p.m., New York City time, on September 23, 2020. Proceeds earned, if any, will then be deposited into your UBS account. The price that UBS will be able to receive for the sale of Subscription Rights will fluctuate during the Rights Offering period, and the Company cannot guarantee that you will receive a particular price, or any proceeds at all, for the sale of your Subscription Rights. You may not provide UBS with direction through the OneSource website; the only way to direct UBS to exercise or sell your Subscription Rights it to contact UBS by phone.

7. Can I change my mind after contacting UBS to exercise or sell my Subscription Rights?

No. Once you have given UBS a direction to exercise or sell your Subscription Rights, you cannot revoke it. Your election to purchase Class C Common Shares in the Rights Offering will proceed.

8. If the order is placed, how soon will it be before I see the Common Shares credited to my UBS account?

It will take some time to complete all the paperwork after the Rights Offering ends, acquire the Common Shares and then allocate them to the proper accounts. We expect it may take 10 to 15 business days after the expiration date for our Rights Offering before the Common Shares that you elected to have purchased (assuming that the other conditions for exercising were met) is credited to your UBS OneSource account, which you may confirm via the UBS One Source websites, linked below.

https://onesource.ubs.com/lila                              https://onesource.ubs.com/lilak

9. I have outstanding equity awards as part of the LLA equity incentive plan, will those awards be impacted by the Rights Offering?

Holders of outstanding awards as of the Record Date will receive an adjustment with respect to their outstanding awards following the conclusion of the Rights Offering Period. Holders will receive a separate communication regarding this adjustment in the coming weeks. Note that all approved grants, regardless of whether they are currently showing in UBS at the moment (i.e. 2020 PSUs), will be subject to this adjustment.

10. What If I Have Additional Questions?

If you have any questions about how to exercise or sell Subscription Rights credited to your UBS OneSource account, please contact UBS at 415-954-5959 between 8:30am and 5:00pm Eastern Standard Time.

If you have any questions about the Rights Offering, please contact our information agent, Innisfree M&A Incorporated, by calling 877-750-8312 (toll free). Representatives are available to assist you Monday through Friday from 10:00am – 6:00pm Eastern Time or Saturdays 10:00am – 2:00pm Eastern Time.

Remember, this document provides only a summary of the Rights Offering. It has been prepared for your convenience to give you a quick overview. The full details are set out in the Offering Prospectus that has been provided to you along with this document. If you need another copy of the Offering Prospectus, please call our information agent at the numbers above to obtain a copy.

This communication does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The Rights Offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. You should carefully read the Offering Prospectus before making any decisions with respect to the Class C Rights.

Liberty Latin America Ltd. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Offering Prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the information agent will arrange to send you the prospectus if you request it by calling toll-free at (877) 750-8312.